MACADAMIA PURCHASE AGREEMENT

1. IDENTIFICATION OF THE PARTIES: This Agreement, effective the 1st day of December, 1996, is made between Jacques E. Gavois (hereinafter the "Licensor") with a place of business at 2021 Highridge Dr. SW, 18A Huntsville AL 35802 U.S.A., and XOX Corporation., with a place of business at 1450 Energy Park Dr., Saint Paul, MN 55108 (hereinafter the "Licensee").

2. DEFINITIONS: The following definitions shall apply to this Agreement: "the Software" is the set of computer programs in source code form and associated documentation known as "MACADAMIA" (trademark registered to the Patent and Trademark Office, the serial number being 74/543316) and primarily described in
Exhibit 1 of this Agreement. The Software is also described in a published 50-page promotional document, deposited to the Copyright Office. The programs have been deposited to the Copyright Office in a way that does not disclose the trade secrets embodied into the copyrightable materials. Other non-public deposits have been made; The "Trade Secrets and Patentable Inventions" are defined as the specific and original algorithms, mathematical formulas, methods, ideas, or know-how used in the Software.

3. EMPLOYMENT PROVISION: This Agreement will terminate itself without fault from either party, without transfer, right, license or obligation granted and without any payment due, if a written employment agreement (hereinafter the "Employment Agreement") has not been signed between Licensor and Licensee on or prior to the 1st day of December, 1996.

4. TRANSFER OF COPYRIGHT RIGHTS: Subject to the payment to Licensor of the entire Transfer Fee in this Agreement and all other terms and conditions herein, Licensor hereby transfers to Licensee: (a) all Licensor's Copyright Rights in the Software; (b) the copyrightable materials described in Exhibit 1 of this Agreement; and (c) Licensor's Trademark Rights in "MACADAMIA". These transfers shall be effective and perpetual the day the payment of the entire Transfer Fee is paid to Licensor and under the condition that Licensee or its successors did not terminate without "cause" Licensor's employment with Licensee prior to December 15, 1998 (the term "cause" is to be construed as defined in the Employment Agreement in its paragraph "6.a"). For the period of time between the date of delivery of the Software to Licensee and the date the entire Transfer Fee is paid to Licensor, Licensor grants Licensee an exclusive but non-transferable license to: (a) use, copy, derive the Software; (b) distribute and display the Software in object (binary) code format only, worldwide, at Licensee's convenience; and (c) use Licensor's trademark. In the event that Licensee or its successors, as an employer of Licensor, would terminate without "cause" Licensor's employment prior to December 15, 1998, all licenses granted by Licensor to Licensee in this Agreement shall become immediately non-exclusive. In this event, at the time the entire Transfer Fee is paid to Licensor no transfer of Rights shall be conceded to Licensee but all licenses granted by Licensor to Licensee in this Agreement shall become transferable and perpetual and shall remain non-exclusive. During the term of this Agreement and as long as Licensee's licenses in this Agreement are exclusive, Licensor shall not grant to third parties any such licenses relating to the Software, except as in paragraph 8 of this Agreement. In the event that Licensor, as an employee of Licensee, terminates Without Cause his employment prior to December 15, 1998 then Licensee shall not be required to make any remaining payment of the Transfer Fee and all transfers and licenses granted to Licensee in this Agreement shall become immediately effective, perpetual and transferable.

5. TRADE SECRETS AND PATENTABLE INVENTIONS: Licensee acknowledges and agrees that the ownership of the Trade Secrets and Patentable Inventions embodied in the Software at the time of its delivery to Licensee is not transferred to Licensee and shall remain with Licensor. Effective the date of delivery of the Software to Licensee, Licensor grants Licensee a non-exclusive, non-transferable license to use these Trade Secrets and Patentable Inventions. This license shall become transferable and perpetual the day the entire Transfer Fee is paid by Licensee to Licensor. Unless such Trade Secrets and Patentable Inventions are already known by Licensee at the time of delivery of the Software and as evidenced by written records, Licensee shall not attempt to apply, without Licensor's written consent, for a patent based on these Trade Secrets and Patentable Inventions. In the event Licensee wants to apply for a patent based on these Trade Secrets and Patentable Inventions, Licensor shall be declared the inventor and owner of the patent and if such patent is issued Licensee shall receive a royalty-free, unlimited, but non-exclusive license to make, have made, use and sell products embodying such patent, in compensation for Licensee dealing with the expense of securing such patent. Licensor, as an employee of Licensee, and Licensee shall not apply for a patent based on any Trade Secrets and Patentable Inventions embodied in the Software at the time of delivery of the Software to Licensee.

6. PAYMENT OF TRANSFER FEE: The entire Transfer Fee is $65,000 (sixty five thousand dollars) paid in three installments. Licensee shall pay Licensor the first installment of $35,000 (thirty five thousand dollars) at the date of delivery of the Software to Licensee, the second installment of $15,000 (fifteen thousand dollars) at the first anniversary of this delivery and the third installment of $15,000 (fifteen thousand dollars) on December 15, 1998, in consideration for the diverse licenses and/or for the Transfer of Copyright Rights and Trademark Rights granted by Licensor to Licensee in this Agreement. Licensor shall deliver to Licensee the Software as described in Exhibit 1 of this Agreement between December 1st, 1996, and December 6, 1996.

7. WARRANTIES: THE WARRANTIES SET FORTH IN THIS SECTION OF THIS AGREEMENT ARE THE ONLY WARRANTIES GRANTED BY LICENSOR TO LICENSEE. LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY ORAL OR WRITTEN REPRESENTATIONS, PROPOSALS OR STATEMENTS MADE PRIOR TO THIS AGREEMENT. (a) Licensor represents and warrants that this Agreement does not contravene any other agreement to which Licensor is a party; (b) Licensor warrants that the Software is his sole and exclusive proprietary product and does not violate any copyright or trade secret rights of any third party. Licensor's sole liability and Licensee's exclusive remedy under this warranty shall be as provided in the section of this Agreement entitled "Intellectual Property Infringement Claims". This warranty shall expire five years after the Software is delivered to Licensee; (c) Licensor warrants that the Software substantially conforms to the specifications contained in Exhibit 1, in the published 50-page promotional document and in the 90-page "headers" document received by Licensee prior to this Agreement. This warranty shall expire ninety days after the Software is delivered to Licensee; (d) Expressly, Licensor does not warrant that the operation of the Software will be uninterrupted or error free. LICENSEE AGREES TO ACCEPT RESPONSIBILITY FOR THE RESULTS OBTAINED FROM THE SOFTWARE; and (e) Any warranty to Licensee in this Agreement shall be null and void if Licensee is in default under this Agreement.

8. IIS-XOX ASIA PACIFIC PVT. LTD. Licensor grants Licensee the right to give a license to use, copy, derive, distribute and display the Software in object (binary) code form only to "IIS-XOX Asia Pacific Pvt. Ltd" with a place of Business at 274 Captain Gaur Marg, Srinivaspuri, New Delhi - 110065 INDIA (hereinafter the "Partner") as long as the Partner complies himself with the terms and provisions of this Agreement and complies with section "5 Trade Secrets and Patentable Inventions" in this Agreement. Expressly Licensor does not give any warranty whatsoever to the Partner. Licensee acknowledges and agrees that Licensee shall be responsible for the Partner complying with the terms and provisions of this Agreement.

9. WARNINGS: In consideration of the facts that the Software is a set of advanced Mathematical utilities resulting from long term and unachieved researches and developments, that the Software relies heavily on floating-point arithmetic, fuzzy logic, round-off errors, tolerances and approximations, Licensee understands and acknowledges the set of natural limitations and restrictions applying to the Software and described in the 50-page promotional document.

10. INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS: (a) Indemnification Against Liability for Infringement: Licensor agrees to indemnify and hold harmless Licensee against any claim made during a five years period following the date of delivery of the Software to Licensee, by independent third parties, that the Software infringes any copyright or trade secrets rights if such claim is finally determined or settled with Licensor's consent. Licensor shall cooperate fully in the defense of any such claim and may retain counsel of his/her own choice at Licensor's own expense. In no event shall Licensor's liability under this section exceed the sum already paid to Licensor by Licensee in section "6. Payment of Transfer Fee" under this Agreement. The foregoing represents Licensor's entire liability to Licensee in connection with claims alleging intellectual property infringement by the Software; (b} Repair or Replacement of Infringing Software: If a third party copyright infringement claim is sustained in a final judgment from which no further appeal is taken or possible, and such final judgment includes an injunction prohibiting Licensee from continued use of the Software or portions thereof, Licensor shall, at its sole election and expense: (1) procure for Licensee the right to continue to use the Software pursuant to this Agreement; (2) replace or modify the Software to make it noninfringing, provided that modifications or substitutions will not materially and adversely affect the Software's performance or lessen its utility to Licensee; or (3) if none of the above solutions is provided to Licensee within 30 days after such final judgment occurs, then Licensee may terminate this Agreement to be refunded by Licensor the Transfer Fee already paid by Licensee in section "6. Payment of Transfer Fee" of this Agreement minus depreciation based on a five-year useful life, and upon Licensee's return of the Software and Copyright Rights; and (c) Licensee agrees to accept full responsibility for the Software after the period of five years following the date of delivery of the Software to Licensee.

11. LICENSOR'S LIABILITY TO LICENSEE: IN NO EVENT SHALL LICENSOR BE LIABLE IN ANY AMOUNT TO LICENSEE FOR LOST PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES, EVEN IF ADVISED OF SUCH POSSIBILITY. UNDER NO CIRCUMSTANCES, LICENSOR'S TOTAL LIABILITY UNDER THIS AGREEMENT FOR BREACH OF WARRANTY, DAMAGES, COSTS AND EXPENSES, REGARDLESS OF CAUSE, CAN EXCEED THE AMOUNT PAID TO LICENSOR BY LICENSEE IN SECTION "6 Payment of Transfer Fee" UNDER THIS AGREEMENT. THE LIMITATIONS AND EXCLUSIONS OF THIS PARAGRAPH SHALL APPLY TO ALL CLAIMS OF EVERY NATURE, KIND AND DESCRIPTION, WHETHER ARISING FROM CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

12. LICENSOR'S AND LICENSEE'S LIABILITY FOR THIRD PARTY CLAIMS: Licensee agrees that: (a) Licensor shall not be liable for any claim or demand made against Licensee by any third party except to the extent such claim or demand relates to copyright and trade secrets rights, and then only as provided in the section of this Agreement entitled "Intellectual Property Infringement Claims"; and (b) Licensee shall hold harmless, defend and indemnify Licensor against all claims, liabilities and costs, including reasonable attorney fees, of defending any third party claim or suit arising out of the use of the Software, other than for infringement of intellectual property rights, and then only as provided in the section of this Agreement entitled "Intellectual Property Infringement Claims". Licensor shall promptly notify Licensee in writing of any third party claim or suit and Licensee shall have the right to fully control the defense and any settlement of such claim or suit. The provisions of this section shall explicitly survive the cancellation, termination or expiration of this Agreement and shall continue to bind Licensee, its successors, heirs and assigns.

13. TERMINATION OF AGREEMENT: Each party shall have the right to terminate this Agreement by written notice to the other if a party has materially breached any obligation herein and such breach remains uncured for a period of 30 days after written notice of such breach is given to the other party. Licensee may terminate this Agreement as provided in the section of this Agreement entitled "Intellectual Property Infringement Claims". Licensor may also terminate this Agreement because of Licensee's failure to pay an installment of the Transfer Fee following no wrongdoing or misconduct of Licensor in his employment with Licensee. If Licensor terminates this Agreement all of the following shall apply: (a) Licensee shall immediately cease use of the Software; (b) Licensee shall, within 15 days of such termination, deliver to Licensor all copies and portions of the Software and related materials and documentation in its possession and furnished by Licensor under this Agreement; (c) All installments of the Transfer Fee already paid to Licensor shall be nonrefundable; and (d) all of Licensor's obligations under this Agreement shall terminate. If termination of this Agreement occurs then all rights and licenses granted to Licensee under this Agreement shall immediately terminate. The rights, obligations and provisions under the sections entitled "Trade Secrets and Patentable Inventions", "Intellectual Property Infringement Claims", "Licensor's Liability to Licensee", "Licensor's and Licensee's Liability for Third Party Claims" and "General Provisions" shall continue to bind the parties after termination of the Agreement.

14. TAXES: Licensee shall be responsible for payment of all taxes based on license granted or Transfer Fee paid in this Agreement.

15. GENERAL PROVISIONS:
(a) Complete Agreement: This Agreement together with exhibits 1 and 2, which are herein incorporated by reference, is the sole and entire Agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence; (b) Modifications to Agreement: Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties; (c) Waiver: No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented; (d) Force Majeure: Licensor will not be responsible for any delay or failure in performance for causes beyond Licensor's reasonable control, including without limitation, acts of God, civil commotion, war, governmental regulation or controls, casualty, inability to obtain materials or services, or any other similar or dissimilar cause. (e) Notices: All notices required or permitted under this Agreement shall be made in writing and shall be deemed given when delivered personally, or three days after being deposited in a mail. Notices shall be sent by certified mail, return receipt requested, and addressed as follows, or to such other address as each party may designate in writing:
Licensee: XOX Corporation, 1450 Energy Park Dr., Saint Paul, MN 55108; Licensor:
Jacques E. Gavois, 2021 Highridge Dr. SW 18A, Huntsville AL 35802, U.S.A. (f) Attornev Fees: If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses, in addition to any other relief to which it may be entitled; (g) Applicable Law: This Agreement will be governed by the laws of the State of Minnesota, and (h) Severability: If any provision of this Agreement is held invalid, void or unenforceable under any applicable statute or rule of law, it shall to that extent be deemed omitted, and the balance of this Agreement shall be enforceable in accordance with its terms.

14. SIGNATURES: Each party represents and warrants that on this date they are duly Authorized to bind their respective principals by their signatures below.

LICENSEE: XOX CORPORATION.

                    By:       /s/ Pradeep Sinha
                              ____________________________
                                               (signature)

                    Name:     Pradeep Sinha
                    Title:    CTO
                    Date:     Nov. 22, '96


LICENSOR: JACQUES E. GAVOIS

                              /s/ Jacques E. Gavois
                              ____________________________
                    Name:     Jacques E. Gavois
                    Title:    Author and Software Engineer
                    Date:     Dec. 02, 1996




EXHIBIT 1: DESCRIPTION of the Software.

1. THE COPYRIGHTABLE MATERIALS (DELIVERABLES):
The Software is a package of routines (source code written in C ++), and accompanying testing programs, datafiles, procedures and documentation, which are delivered in DOS, ASCII text files on 3.5 " floppies. A rearranged copy of the documentation of the version 2.0 of the Software is also provided on paper (manuals).
(a) The "source code" of the routines (or functions) and associated testing programs: There are about 180 routines in the package, representing its major entry points and major utilities. Each routine is described in one module
(file), and is supplied with one testing program ("main") and its set of related datafiles (for test and maintenance purposes). There are about 180 other modules (files) in the package, representing other utilities (definition of the function members of the objects supported by the package, definition of macros or small functions, etc.). There may be several routines (functions) per module. There is no associated testing program or datafile to these utilities. The package also includes a graphic module and a few tools for the only purpose of maintaining and testing the other routines of the package. This involves about 40 other modules, with no associated testing program or datafile. The package includes about 30 "include files" (set of definitions and declarations containing also part of the documentation).
(b) The datafiles: There are about 1500 input datafiles and as many output datafiles, representing Licensor's database of test files.
(c) The procedures: The package includes some DOS procedures which are needed to compile and link the complete source code of the Software in order to generate the math libraries in a binary form; and
(d) The manuals of version 2.0: . the Routines Directory: it gives the list of all routine names and related abstracts; . the Objects Manual: it gives the information on how the objects are mathematically defined, how their representations as data-structures are organized, and it documents the function-members of each object; . the Return Code Dictionary: it explains the meaning and circumstances of any error code returned by any routine and explains how the debug information is managed in the programs of the Software; . the Keywords Dictionary: it gives the inventory of the keywords used in the programs of the Software and explains the syntax and rules followed; . the Procedures
Manual: it explains the procedures and configuration files used to compile, link and test the programs of the Software; and . the Main-drivers Manual: it explains the organization or format of the test programs and datafiles of test. The updated documentation of Version 2.1 (in progress) will be found in the includes files of that version.

2. DESCRIPTION OF THE FUNCTIONALITIES PERFORMED BY THE SOFTWARE (VERSION 2.0):
The Software belongs primarily to the category of the "surface modeler" software products (3D Design) in the CAD/CAM mechanical arena, and it also performs part of functions usually met in "Numerical Control" software products (Manufacturing). The Software is a mathematical toolkit or library or CAD/CAM engine for free-form curves and surfaces represented in the NURBS ("Non Uniform Rational B-Spline") and Bezier formalism.
It performs the following, and not limited to, major functions (most important entry points of the package):
 . All basic intersection operations between curves and/or surfaces;
 . All scanning operations (intersection of curves or surfaces by a set of parallel planes or lines);
 . Many skinning operations (tubing, sweeping, ...) using multiple cross-sections (contours), one trace and a guiding object that can be a plane, a direction, a curve or a surface;
 . All basic offsetting operations (multiple offset of a curve, a surface or a curve on a surface);
 . Projection operations: point(s) on curve or surface (per direction or orthogonally), curve on surface (direction);
 . Computation of the silhouette curves of a surface;
 . Many interpolation operations: of a linear set of points or curves, of a grid of points or curves (Coons and Gordon surfaces), smooth blending between 2 surfaces;
 . Primitives creation: arc, cylinder, cone, sphere, torus;
 . Minimum distance operations (point/curve, curve/curve, point/surface);
 . Reconditioning of curve or surface: lowering degrees, conversion rational to non-rational representation, ...
 . Encapsulation of the "curve" and "surface" objects: numerous simpler functionalities are made available for the regular and simpler handling of curves and surfaces, through the definition of an objects interface.
Warnings: some limitations may arise in the use of these functions as referenced in the 50-page promotional document.

Among the supporting functions of these basic entry points, the Software provides with the following, and not limited to, valuable and optimized mathematical utilities:
 . Polynomial solvers (one or two equations and unknown parameters) and other roots finding utilities;
 . Polynomial or Spline approximation utilities;
 . Evaluation, derivation, integration, product, division, knot-insertion-deletion, conversion, data-compression etc...utilities applying on polynomial or spline objects;
 . Subdivision utilities on curve or surface;
 . Box-management utilities: creation, interference, etc.; and . Stack-management utilities: set of curves, set of surfaces, etc.

Also the Software includes a graphic module and a few other utilities used exclusively for the maintenance and test of the Software. The graphic module performs the reading of the maintenance datafiles (special format) and display points, segments and NURBS or Bezier curves and surfaces on a monitor. It performs translation, scaling, dynamic rotation, filtering, 2d or 3d representation and allows the adjustment of some parameters of visualization on the previous objects.
Among the objects currently supported by the Software, we find the polynomial "Bezier" curves or surfaces, the "NURBS" curves or surfaces, the "set of curves", the "set of patches", the "subdivision tree" of curve or surface, the plane, the box, the point or "set of points", the "set of parameters" etc.

3. DESCRIPTION OF THE ADDED FUNCTIONALITIES PERFORMED BY THE SOFTWARE IN THE CURRENT VERSION 2.1 IN PROGRESS:
The new major functionalities are:
 . Filleting function (constant radius) between 2 NURBS surfaces or network of Bezier patches. Some trimming remains to be done;
 . B-spline least square curve approximation of a set of nd points;
 . Recognition of surface of revolution from their math equations; Optimization of surface offset function.
Also Version 2.1 implements a complete reorganization of the data-structures of all the important objects used in the Software in order to ease their integration and in order to set a proper and evolutive interface with a topological module (trimmed surfaces and shell) and a database of objects. Nevertheless the "trimmed surface" is not yet supported in the Software and because this Version is still being developed one should not expect the same level of readiness and robustness as for Version 2.0. End-of-Agreement


-LICENSEE:______________, 12/02/96, LICENSOR: J.G., Dec. 02, 96, Page 5/5



               Acknowledgment of receipt of the Software MACADAMIA
                          (Version 2.0 & Version 2.1).

1. INVENTORY OF THE DELIVERABLES RECEIVED:
a) A 62-page document entitled "OBJECTS MANUAL" containing a general description of the objects used in Version 2.0 of the Software. Most of this information is also found in the "include files" of the Software.
b) A 33-page document entitled "ROUTINE DIRECTORY" containing the complete list of routines (names and related abstracts) in the Software (VERSION 2.0).
c) A 29-page document entitled "PROCEDURES MANUAL, MAIN-DRIVERS MANUAL, RETURN CODE DICTIONARY, KEYWORDS DICTIONARY" containing diverse information as described in the MACADAMIA Purchase Agreement Exhibit 1.
d) A set of 11 floppy disks containing the Version 2.0 of the Software, in DOS ASCII text files: three disks for the source code (routines, include files, test-programs, procedures, ...), three disks for the database of input datafiles and five disks for the database of output datafiles.
e) A set of 8 floppy disks containing the Version 2.1 of the Software in DOS ASCII text files: three disks for the source code (routines, include files, test-programs, procedures, ...), two disks for the database of new or modified input datafiles and three disks for the database of corresponding output datafiles.

2. ACKNOWLEDGMENT OF RECEIPT: (2 originals):

Author:                                 Signature:     /s/ Jacques Gavois
Jacques Gavois
2021 Highridge Dr., SW 18A              Title: Author and Software Engineer
Hunstville, AL 35802, U.S.A             Date:  12/02/96



Customer:                               Signature:     /s/
XOX Corp.                               Name:
1450 Energy Park Dr.                    Title:         CTO
Saint Paul, MN 55108                    Date:          12/03/96